SCHEDULE A

Series of the Trust

Janus Henderson Small Cap Growth Alpha ETF

Janus Henderson Small/Mid Cap Growth Alpha ETF

The Long-Term Care ETF

The Obesity ETF

The Organics ETF

Janus Henderson Short Duration Income ETF

Janus Henderson Mortgage-Backed Securities ETF

June 7, 2018